UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 8, 2025

SOUTHWEST GAS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37976	81-3881866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8360 S. Durango Drive

Las Vegas, Nevada

(Address of principal executive offices)

89113

(Zip Code)

Registrant’s telephone number, including area code: (702) 876-7237

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Southwest Gas Holdings, Inc. Common Stock, $1 Par Value	SWX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On July 8, 2025, Southwest Gas Holdings, Inc. (the “Company”) closed the previously announced sale of an aggregate of 1,060,240 shares of its holdings of common stock of Centuri Holdings, Inc. (“Centuri”), par value $0.01 per share (the “Centuri Common Stock”) to Icahn Partners LP and Icahn Partners Master Fund LP, investment entities affiliated with Carl C. Icahn (collectively, the “Icahn Investors”), at $20.75 per share, pursuant to that certain Common Stock Purchase Agreement, dated June 13, 2025, by and among the Company and the Icahn Investors. The Centuri Common Stock was offered and sold in a transaction exempt from registration (the “Private Placement”). The net proceeds to the Company from the Private Placement were approximately $22 million. Centuri did not receive any of the proceeds from the Private Placement by the Company.

As of the closing of the Private Placement, the Company owns 46,185,710 shares of Centuri Common Stock, or approximately 52.1% of the total outstanding shares of Centuri Common Stock. For additional information regarding the Private Placement, see the Current Report on Form 8-K previously filed by the Company on June 18, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHWEST GAS HOLDINGS, INC.

July 8, 2025	/s/ Catherine M. Mazzeo
Catherine M. Mazzeo
Senior Vice President/Chief Legal, Safety & Compliance Officer and Corporate Secretary